PURCHASE AND SALES AGREEMENT

                               FOR

                      LUBRICANT BASE OILS

                            BETWEEN

              VALERO MARKETING AND SUPPLY COMPANY

                              AND

                     MOBIL OIL CORPORATION

                    Dated September 16, 1998


                       TABLE OF CONTENTS

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 1
RULES OF INTERPRETATION. . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE II - -AGREEMENT TO PURCHASE; TERM. . . . . . . . . . . . . . . . 5
 2.1 Purchase of Products . . . . . . . . . . . . . . . . . . . . . . . .5
 2.2 Valero's Obligation. . . . . . . . . . . . . . . . . . . . . . . . .5
 2.3 Inhaul . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
 2.4 Term.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
 2.5 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
 2.6 Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

ARTICLE III - PROGRAMMING OF DELIVERIES. . . . . . . . . . . . . . . . . 7
 3.1 Annual Forecast. . . . . . . . . . . . . . . . . . . . . . . . . . .7
 3.2 Annual Production Plan . . . . . . . . . . . . . . . . . . . . . . .8
 3.3 Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . .8
 3.4 Monthly Requirements . . . . . . . . . . . . . . . . . . . . . . . .8
 3.5 Monthly Production Plan. . . . . . . . . . . . . . . . . . . . . . .8
 3.6 Monthly Meeting. . . . . . . . . . . . . . . . . . . . . . . . . . .8
 3.7 Weekly Inventory and Production Schedule . . . . . . . . . . . . . .8

ARTICLE IV - SCHEDULING PROCEDURES . . . . . . . . . . . . . . . . . . . 9
 4.1 Marine Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .9
 4.2 Daily LOBP Base Oil Transfer Schedule. . . . . . . . . . . . . . . .9
 4.3 Schedule Changes . . . . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE V - PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
 5.1 Price Structure. . . . . . . . . . . . . . . . . . . . . . . . . . 10
 5.2 Non-Standard Product Price . . . . . . . . . . . . . . . . . . . . 10
 5.3 Review of Pricing Methodology. . . . . . . . . . . . . . . . . . . 10

ARTICLE VI - REDUCTION OF VOLUMES, CAPITAL PROJECTS
 AND CRUDE OILS . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
 6.1 Reduction Of Volumes . . . . . . . . . . . . . . . . . . . . . . . 10
 6.2 Capital Projects . . . . . . . . . . . . . . . . . . . . . . . . . 11
 6.3 Additions To Mobil Approved Crude Oils . . . . . . . . . . . . . . 11
 6.4 Arab Light Crude Oil . . . . . . . . . . . . . . . . . . . . . . . 11
   6.4.1 Mobil's Lubricant Crude Oil Supply Contract. . . . . . . . . . 11
 6.5 Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE VII - PAYMENT. . . . . . . . . . . . . . . . . . . . . . . . . .15
 7.1 Invoicing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
 7.2 Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
 7.3 Late Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
 7.4 Disputed Invoices. . . . . . . . . . . . . . . . . . . . . . . . . 15
 7.5 Other Payments . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE VIII - WARRANTY, QUANTITY AND QUALITY
 DETERMINATIONS,. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
 8.1 Industry Certifications. . . . . . . . . . . . . . . . . . . . . . 16
 8.2 Warranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
 8.3 Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 8.4 Quality Determinations . . . . . . . . . . . . . . . . . . . . . . 17
 8.5 Semi-Annual Quality Review Meetings. . . . . . . . . . . . . . . . 17
 8.6 Quantity Determinations. . . . . . . . . . . . . . . . . . . . . . 18
   8.6.1 Wharf Quantities . . . . . . . . . . . . . . . . . . . . . . . 18
   8.6.2 LOBP Quantities. . . . . . . . . . . . . . . . . . . . . . . . 18
   8.6.3 Meters . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
   8.6.4 Out of Service Meters. . . . . . . . . . . . . . . . . . . . . 18
 8.7 Valero's Off-Spec Product. . . . . . . . . . . . . . . . . . . . . 19
   8.7.1  Notification. . . . . . . . . . . . . . . . . . . . . . . . . 19
   8.7.2 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   8.7.3 Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   8.7.4 Additional Costs.. . . . . . . . . . . . . . . . . . . . . . . 19
   8.7.5 Mis-Deliveries . . . . . . . . . . . . . . . . . . . . . . . . 20
 8.8 Waiver for Off-Spec Product. . . . . . . . . . . . . . . . . . . . 20
 8.9 Off-Spec Inhauls . . . . . . . . . . . . . . . . . . . . . . . . . 20
   8.9.1  Notification. . . . . . . . . . . . . . . . . . . . . . . . . 20
   8.9.2 Costs. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
   8.9.3 Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 8.10 Waiver for Off-Spec Inhauls . . . . . . . . . . . . . . . . . . . 20

ARTICLE IX - TRANSFER OF TITLE, RISK OF LOSS  AND
 INCORRECT DELIVERY . . . . . . . . . . . . . . . . . . . . . . . . . . 21
 9.1 Transfer of Title. . . . . . . . . . . . . . . . . . . . . . . . . 21
 9.2 Under-Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . 21
   9.2.1 LOBP Deliveries. . . . . . . . . . . . . . . . . . . . . . . . 21
   9.2.2 Wharf Deliveries . . . . . . . . . . . . . . . . . . . . . . . 21
 9.3 Waiver of Under-Deliveries . . . . . . . . . . . . . . . . . . . . 22
 9.4 Physically Unable. . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE X
 FORCE MAJEURE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 10.1 Excuse from Obligations; Definition . . . . . . . . . . . . . . . 22
 10.2 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 10.3 Duty To Mitigate. . . . . . . . . . . . . . . . . . . . . . . . . 22
 10.4 Sales Allocation. . . . . . . . . . . . . . . . . . . . . . . . . 23
 10.5 No Make Up Volumes. . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE XI - CONFIDENTIALITY . . . . . . . . . . . . . . . . . . . . . .23
 11.1 No Disclosures. . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE XII - RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . . .23
 12.1 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
 12.2 Equitable Relief. . . . . . . . . . . . . . . . . . . . . . . . . 24
 12.3 Expert Proceedings. . . . . . . . . . . . . . . . . . . . . . . . 25
   12.3.1 Qualifications. . . . . . . . . . . . . . . . . . . . . . . . 25
   12.3.2 Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
   12.3.3 Time Frames . . . . . . . . . . . . . . . . . . . . . . . . . 25
   12.3.4 Expert's Determination. . . . . . . . . . . . . . . . . . . . 26
   12.3.5 Continuance of Agreement. . . . . . . . . . . . . . . . . . . 26
   12.3.6 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE XIII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .26
 13.1 Hazardous Warning Responsibilities. . . . . . . . . . . . . . . . 26
 13.2 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
 13.3 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . 26
 13.4 Waiver and Amendment. . . . . . . . . . . . . . . . . . . . . . . 26
 13.5 Claims. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 13.6 No Consequential Damages. . . . . . . . . . . . . . . . . . . . . 27
 13.7 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 13.8 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
 13.9 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . 28
 13.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 28
 13.11 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
 13.12 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . 28
 13.13 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 28
 13.14 Third-Party Rights . . . . . . . . . . . . . . . . . . . . . . . 28


                            EXHIBITS

Exhibit A Mobil Lubricant Base Oils Specifications
Exhibit B Industry Specifications
Exhibit C Mobil Marine Provisions
Exhibit D Pricing Provisions
Exhibit E Approved Mobil Crude Oils
Exhibit F Procedure for Metering
Exhibit G Procedure for Changing Crude Oils
Exhibit H Procedure for Changing Process
Exhibit I Terminalling Services
Exhibit J Mobil Base Oil Requirement Rate Cap
Exhibit K Quality Audit Procedure


                           SCHEDULES

Schedule 1     Example of Annual Forecast
Schedule 2     Example of Annual Production Plan
Schedule 3     Example of Monthly Requirements
Schedule 4     Example of Monthly Production Plan
Schedule 5     Example of Weekly Inventory
Schedule 6     Example of Daily Production Schedule
Schedule 7     Example of Lubricant Marine Schedule
Schedule 8     Example of Daily LOBP Base Oil Transfer Schedule


      PURCHASE AND SALES AGREEMENT FOR LUBRICANT BASE OILS

This Purchase And Sales Agreement For Lubricant Base Oils (the "Agreement"), dated September 16, 1998 ("Effective Date"), is made by and between Valero Marketing and Supply Company, a Delaware corporation ("Valero"), and Mobil Oil Corporation, a New York corporation ("Mobil"). (Valero and Mobil are each individually referred to herein as a "Party", and collectively referred to herein as the "Parties").

WHEREAS, on even date herewith, pursuant to the Asset Sale and Purchase Agreement between Mobil and Valero Refining Company-New Jersey (the "Asset Sale and Purchase Agreement"), Valero Refining Company-New Jersey, an Affiliate of Valero, ("VRC-NJ") purchased from Mobil certain Assets (as defined therein) located in Paulsboro, New Jersey; and

WHEREAS, VRC-NJ intends to operate the assets as a refinery to produce, among other things, lubricant base oils; and

WHEREAS, Mobil desires to purchase and Valero desires to sell certain quantities of lubricant base oils.

NOW, THEREFORE, in consideration of the aforesaid premises and the mutual covenants contained herein, the Parties agree as follows:

                           ARTICLE I

                          DEFINITIONS

The following terms shall have the following meanings for purposes of this
Agreement:

"Affiliate" shall mean any entity directly or indirectly controlled by, controlling or under common control with a Party. For purposes of this definition, "control" shall mean the ownership of more than fifty percent (50%) of the equity interests and voting rights in an entity.

"Annual Production Plan" shall have the meaning given to that term in Section
3.2.

"Annual Forecast" shall have the meaning given to that term in Section 3.1.

"Barrel" shall mean forty-two (42) Gallons.

"Business Day" shall mean any day other than a Saturday, Sunday, any day which is a legal holiday or any day on which banking institutions are permitted to close in the city of New York, and which is also a day on which dealings in US dollar deposits are carried out in the London Interbank market.

"Certificate Of Analysis" shall mean the list of laboratory test results that Valero affirms to be representative of the quality of the product shipped to Mobil which shall meet the specifications set forth on Exhibit A.

"Cumulative Unplanned Outage Hurdle" shall mean, in any Year, with respect to the Mobil Lube Dewaxing unit (MLDW), 10 days (including fractional days) that it is out of service due to unplanned outages, and, with respect to Lube Hydrotreater unit (LHDT) (Stocks 6051, 6287 and 6329), 10 days (including fractional days) that it is out of service due to unplanned outages.

"Daily Production Schedule" shall have the meaning given to that term in
Section 3.7.

"Daily LOBP Base Oil Transfer Schedule" shall have the meaning given to that term in Section 4.2.

"Expert" shall mean one or more nationally recognized firms mutually selected by Mobil and Valero or as selected in accordance with the procedures set forth in Section 12.3.

"First Renewal Term" shall have the meaning given to that term in Section 2.4.

"Gallon" shall mean a unit of volume equivalent to 231 cubic inches or
3.785412 liters or 0.003785412 cubic meters, all measured at 15.56 degrees Celsius or 60 degrees Fahrenheit.

"Icis Lor" shall mean a Company of Reed Business Publications with offices at 3730 Kirby Drive Suite 1003 Houston, Texas 77098 which publishes the bi-weekly Exxon Lubricant Base Oil Posted Prices in the Gulf Coast under the heading Paraffinic Base Oils (USA).

"Inhauls" shall mean the movements of Lubricant Base Oils into the Refinery by wharf, pipeline or other means agreed by Valero.

"Initial Term" shall have the meaning given to that term in Section 2.4.

"Initial Term For Valero's Production" shall have the meaning given that term in Section 2.4.

"LIBOR" shall mean, as of any date of determination, the three-month London Interbank Offered Rate for US dollars, determined at 11:00 a.m., London time, on the first day of the calendar quarter in which the date of determination occurs (or, if the first day of such calendar quarter is not a London Banking Day, the immediately preceding London Banking Day), as such rate appears on Telerate Page 3750, or any successor page thereto. If Telerate Page 3750 or any successor page ceases to publish the three-month London Interbank Offered Rate for US dollars, the Parties shall designate an alternative mechanism consistent with Eurodollar market practices for determining such rate. For purposes of this definition, a "London Banking Day" is a day on which dealings in deposits in US dollars are transacted on the London Interbank market.

"Lubricant Base Oils" shall mean those finished lubricant oil blending stocks manufactured at the Refinery from Mobil Approved Crude Oil to the specifications set forth on Exhibit A and the certifications set forth on Exhibit B, those finished lubricant oil blending stocks manufactured at the Refinery from Mobil Approved Crude Oil to any other specification ranges agreed upon in writing by the Parties, and those finished lubricant oil blending stocks Inhauled to the Refinery, and

"Lubricant Base Oil" shall be construed accordingly.

"Lubricant Oil Blending and Packaging Plant" or "LOBP" shall mean the facilities, owned by Mobil, located adjacent to the Refinery used to blend and package lubricant oils.

"Lubricant Marine Schedule"  shall have the meaning given to that term in
Section 4.1.

"MLDW Catalyst Lease Agreement" shall mean the MLDW Catalyst Lease Agreement, of even date herewith, between Mobil and VRC-NJ under which Mobil will provide additional MLDW catalyst loads to VRC-NJ.

"Mobil Approved Crude Oil"  shall mean the crude oils listed on Exhibit E.

"Mobil's Base Oil Requirements" shall mean Mobil's required quantity, quality, and delivery method of each Stock, as determined by Mobil.

"Monthly Production Plan" shall have the meaning given to that term in Section 3.5.

"Monthly Requirements" shall have the meaning given to that term in Section
3.4.

"Non Standard Product" shall have the meaning given that term in Section 5.2.

"Normal Load" shall mean the quantity of MLDW-3 catalyst or MLDW-4 catalyst, leased from Mobil pursuant to the MLDW Catalyst Lease Agreement, sufficient for a full reactor load in the dewaxing reactor of the MLDW.

"Off-Spec Product"  shall have the meaning given to that term in Section 8.7.

"Outhauls" shall mean the movements of Lubricant Base Oils out of the Refinery by wharf, pipeline or other means agreed by Valero.

"Physically Unable" shall mean incapable of producing Lubricant Base Oils because of scheduled downtime and unscheduled outages.

"Refinery" shall mean the Assets located in Paulsboro, New Jersey owned by VRC-NJ as of the Effective Date, and owned by Mobil prior to the Effective Date.

"Reuters" shall mean Reuters Information Services.

"Second Renewal Term" shall have the meaning given to that term in Section
2.4.

"Straight Cut Base Oils" shall mean those Lubricant Base Oils which are produced directly from Mobil Approved Crude Oil and are not blended with other Lubricant Base Oils.

"Stock" shall mean the types of Lubricant Base Oils set forth on Exhibit A and any other type agreed by the Parties.

"Subsequent Renewal Periods" shall have the meaning given to that term in
Section 2.5.

"Subsequent Renewal Periods For Valero's Production" shall have the meaning given to that term in Section 2.4.

"Substantially Economically Disadvantaged" shall mean that the producing facilities for Lubricant Base Oils are operating at full capacity and the Refinery, given the configuration of the Refinery on the Effective Date, is losing at least two hundred fifty thousand dollars ($250,000) per month for a period of six (6) consecutive months, or is losing a cumulative total of one million five hundred thousand dollars ($1,500,000) within a period of at least six (6) months from the initial loss but not more than twelve (12) months from the initial loss, on an operating cash margin basis, versus operating the producing facilities for Lubricant Base Oils in a manner that produces a lesser volume of Lubricant Base Oils. The calculation of the loss shall be based on a linear program using then current market tiered pricing for the incremental/decremental barrels sold under this Agreement.

"TBD"  shall mean thousands of Barrels per calendar day.

"Three Month Interval" shall mean each three month period commencing on the date that feedstock is first fed to the MLDW after loading of the Normal Load into the MLDW, and ending on the date that the used Normal Load is removed from the MLDW for return to Mobil.

"Under-Deliveries"  shall have the meaning given to that term in Section 9.2.

"Valero's Committed Production" shall mean Valero's Production that is committed by Mobil to third party buyers through (i) term contracts of three months or more, which term contracts have been approved by Valero for quantity, Stock and term, or (ii) Wharf shipments previously agreed by Valero.

"Valero's Production" shall mean all the Lubricant Base Oils produced at the Refinery in excess of Mobil's Base Oil Requirements.

"Weekly Inventory"  shall have the meaning given to that term in Section 3.7.

"Weekly Production Schedule"  shall have the meaning given to that term in
Section 3.7.

"Wharf" shall mean the facilities located at the Refinery for delivering and receiving Lubricant Base Oils into or from marine vessels.

"Year" shall mean the twelve month period from January 1 through December 31 according to the Gregorian calendar.

                    RULES OF INTERPRETATION

The words "include",  "includes" and "including" are not limiting.

A reference to an Article, Section, Exhibit, or Schedule is to the Article, Section, Exhibit, or Schedule of this Agreement unless otherwise expressly indicated.

References to any document, instrument or agreement shall include all exhibits, schedules and other attachments thereto.

The words "hereof", "herein" and "hereunder" and words of similar import shall refer to the Agreement as a whole and not to any particular provision of the Agreement.

The words "deliver", "delivers", "delivered" and "deliveries" when used in connection with Lubricant Base Oils, shall refer to the movements of Lubricant Base Oils to and from the title transfer points or custody transfer points, as applicable, set forth in this Agreement.

References to "days" shall mean calendar days, unless the term "Business Days" shall be used. References to a time of day shall mean such time in Paulsboro, New Jersey, unless otherwise specified.

VRC-NJ, as owner of the Refinery, will be operating and producing Lubricant Base Oils to be sold hereunder. Accordingly, references herein to the operations of Valero or to the production of Valero shall be deemed to be, as applicable, in the context where used herein, the operations and/or production of VRC-NJ.

This Agreement is the result of negotiations among, and has been reviewed by, Mobil, Valero and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all Parties hereto and no ambiguity shall be construed in favor of or against Mobil or Valero.

                          .ARTICLE II

                  AGREEMENT TO PURCHASE; TERM

2.1 Purchase of Products. During the term of this Agreement, Mobil agrees to purchase and receive from Valero, and Valero agrees to produce, sell and deliver to Mobil, at the LOBP from the dedicated Lubricant Base Oils pipeline system located at the Refinery and at the Wharf into marine vessels designated by Mobil, Mobil's Base Oil Requirements in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement. In addition, from the Effective Date to the third anniversary of the Effective Date, Mobil agrees to purchase and receive from Valero, at the LOBP through the dedicated base oil pipeline system located at the Refinery and at the Wharf into marine vessels designated by Mobil, Valero's Production in accordance with the terms and conditions of this Agreement and at the prices determined under this Agreement.

2.2  Valero's Obligation.  Subject to Sections 6.1, 6.2, 6.4.1, 9.4 and
Article X, Valero shall be obligated to produce Mobil's Base Oil Requirements up to a total for all Stocks, on an average monthly basis, of nine (9) TBD, and for each individual Stock up to the volume for such Stock as set forth on Exhibit J, provided however, Valero shall not be obligated to produce any new Stock added to Exhibit A by Mobil, after the Effective Date, until the Parties have agreed a price for such new Stock. Subject to Sections 6.1, 6.2, 6.4.1,
9.4 and Article X, Valero shall be obligated to produce Valero's Committed Production. Valero shall be obligated to provide terminalling services, in accordance with Exhibit I, to meet Mobil's Base Oil Requirements and Valero's Committed Production for the volume of each Stock not produced at the Refinery. To the extent that either Section 9.4 or Article X is applicable, Valero shall be obligated to meet Mobil's Base Oil Requirements as a first priority and shall not sell any Lubricant Base Oil to any third party without prior approval from Mobil. Valero shall use its reasonable efforts to produce Mobil's Base Oil Requirements above nine (9) TBD, provided, however, Valero shall not be obligated to make capital investments to produce Mobil's Base Oil Requirements above nine (9) TBD. To the extent applicable, the Parties may amend this Section 2.2 in accordance with Sections 6.4 and 6.4.2.

2.3 Inhaul. Mobil shall have the right to Inhaul, in accordance with Exhibit I, Lubricant Base Oils to meet Mobil's Base Oil Requirements, including any new Stock added to Exhibit A, up to a total for all Stocks of twelve (12) TBD, minus any volume produced at the Refinery to meet Mobil's Base Oil Requirements.

2.4  Term. With respect to Mobil's Base Oil Requirements:

     (i) this Agreement is effective as of the Effective Date and shall continue in effect for a period of ten (10) Years from the Effective Date (the
"Initial Term").   Upon the expiration of the Initial Term, this Agreement
shall be automatically renewed for five (5) Years unless terminated in accordance with the terms hereof ("First Renewal Term"). Upon the expiration of the First Renewal Term, this Agreement shall be automatically renewed for five (5) Years unless terminated in accordance with the terms hereof ("Second Renewal Term"). With respect to Valero's Production:

     (ii) this Agreement is effective as of the Effective Date and shall continue for a period of three (3) Years from the Effective Date ("Initial Term For Valero's Production"). Upon the expiration of the Initial Term For Valero's Production, this Agreement may be renewed if mutually agreed by the Parties for three (3) Year periods unless terminated in accordance with the term hereof ("Subsequent Renewal Periods For Valero's Production").

2.5  Termination. With respect to Mobil's Base Oil Requirements:

     (i) Mobil may terminate this Agreement without cause by giving Valero written notice of termination at least twelve (12) months prior to the expiration of the Initial Term or the First Renewal Term. This Agreement shall terminate at the end of the Second Renewal Period unless the Parties mutually agree to renew this Agreement for a twelve (12) month period, and any twelve month periods thereafter ("Subsequent Renewal Periods") at least twelve (12) months prior to the expiration of the Second Renewal Term or any Subsequent Renewal Periods. With respect to Valero's Production:

     (ii) Valero may terminate this Agreement without cause any time after the first (1st) Year of the Initial Term For Valero's Production by giving Mobil at least six (6) months prior written notice of termination. Either Party may terminate this Agreement without cause by giving the other Party at least six
(6) months written notice of termination prior to the expiration of the Initial Term For Valero's Production or any Subsequent Renewal Periods For Valero's Production, provided, however, to the extent the term for the sale of any of Valero's Committed Production expires after the then existing term for Valero's Production, Valero shall continue to produce, sell and deliver to Mobil, Lubricant Base Oils to satisfy Valero's Committed Production until such third party commitments terminate.

2.6 Default. In addition to the provisions of Section 2.5, this Agreement may be terminated by a non defaulting Party, upon notice to the other Party, if one or more of the following events shall have occurred and be continuing:

     (i) the other Party shall default, other than in accordance with (ii) below, in any material respect, in the performance or observance of any term, covenant or agreement contained in this Agreement and such default shall not have been cured within thirty (30) days, or the other Party is not diligently trying to cure such default which takes longer than thirty (30) days to cure, following receipt by the other Party of written notice of such default from the non defaulting Party; provided, however, in the latter case, the Parties shall have met to review the situation and discuss the appropriate course of action for a default that can not be cured within thirty (30) days;

     (ii) the other Party shall fail to pay any amount owed hereunder on the due date for such payment, except for any amounts being disputed in good faith, and such amount (and any interest accrued thereon) shall remain unpaid for fifteen (15) days following receipt by such Party of written notice from the non defaulting Party of such failure to pay;

     (iii) (a) the other Party shall commence any case, proceeding or any other action (1) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets or the other Party shall make a general assignment for the benefit of its creditors; or

     (b) there shall have been commenced against the other Party any case, proceeding or other action of a nature referred to in clause (iii) (a) above that shall not have been dismissed within sixty (60) days;

     (c) there shall be commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets; or

     (d) the other Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 2.6 (iii) (a), (b), or (c) above.

                          ARTICLE III

                   PROGRAMMING OF DELIVERIES

3.1 Annual Forecast. No later than August 1 of each Year, Mobil shall deliver to Valero a preliminary forecast of Mobil's Base Oil Requirements, by month, without specifying the method of delivery, for the next succeeding Year. No later than October 1 of each Year, Mobil shall deliver to Valero a final forecast of Mobil's Base Oil Requirements, by month, without specifying the method of delivery, ("Annual Forecast"), for the next succeeding Year, provided, however, Mobil shall deliver to Valero on the Effective Date an Annual Forecast for the remainder of the current Year. In addition, as a separate part of the Annual Forecast, Mobil shall deliver to Valero an estimate for that Year of Valero's Committed Production, if any. The Stocks of Lubricant Base Oils designated in the Annual Forecast may be changed only by mutual agreement. An example of the Annual Forecast is attached hereto as
Schedule 1.

3.2 Annual Production Plan. No later than thirty (30) days after receipt of each Annual Forecast, Valero shall deliver to Mobil a monthly production plan by Stock which shall be subject to Section 2.2, and which shall include, among other things: (i) a production plan to meet (a) the Annual Forecast, and (b) Valero's Committed Production; (ii) a forecast of Valero's Production by Stock; and (iii) the timing and duration of scheduled downtime, ("Annual Production Plan"), for the next succeeding Year, provided, however, Valero shall deliver to Mobil thirty (30) days after the Effective Date an Annual Production Plan for the remainder of the current Year. The Stocks of Lubricant Base Oils designated for Valero's Production in the Annual Production Plan may be changed only by mutual agreement. Notwithstanding the foregoing, Valero's Committed Production and Valero's Production shall in no event be included in any volume limits set forth in Sections 2.2 or 2.3. An example of the Annual Production Plan is attached hereto as Schedule 2.

3.3 Annual Meeting. No later than October 1 of each Year, Mobil and Valero shall meet to discuss the next Annual Forecast, the next Annual Production Plan and the Lubricant Base Oils business, including any upgrades or changes to the Refinery which shall effect the production of Lubricant Base Oils and any changes to Lubricant Base Oils specifications required by Mobil.

3.4 Monthly Requirements. Commencing on the Effective Date, on or before the fifteenth (15th) day of each month, Mobil shall deliver to Valero Mobil's Base Oil Requirements and Valero's Committed Production for the next succeeding month, including delivery method (LOBP deliveries and Wharf liftings and dates) and a revised forecast of Mobil's Base Oil Requirements and Valero's Committed Production for the subsequent two months, including delivery method (LOBP deliveries and Wharf liftings and dates), ("Monthly Requirements"). Mobil's Base Oil Requirements for LOBP deliveries shall be available for delivery by Valero on a ratable basis by Stock. An example of the Monthly Requirements is attached hereto as Schedule 3.

3.5 Monthly Production Plan. Within ten (10) days after receipt of the Monthly Requirements, Valero shall deliver to Mobil the daily production and delivery plan, by Stock, which shall be subject to Section 2.2, for the next succeeding month, and a preliminary daily production and delivery plan, by Stock, which shall be subject to Section 2.2, for the subsequent two months, for Mobil's Base Oil Requirements and Valero's Production, which shall include the timing and duration of any scheduled downtime ("Monthly Production Plan). Valero shall use reasonable efforts to mitigate the effects of any scheduled downtime by managing its Lubricant Base Oil inventory to reasonably meet Mobil's Base Oil Requirements. Valero shall make Mobil's Base Oil Requirements for the LOBP available for delivery on a ratable basis by Stock. An example of the Monthly Production Plan is attached hereto as Schedule 4.

3.6  Monthly Meeting.   No later than the tenth (10th) of each month, Mobil
and Valero shall meet to discuss Lubricant Base Oils supply and demand issues, pricing and any other key business issues.

3.7 Weekly Inventory and Production Schedule. Commencing on the Effective Date, on the first Business Day of each week, by 4:00 PM, Valero shall deliver to Mobil an inventory of finished and unfinished Lubricant Base Oils then at the Refinery, including Inhauls ("Weekly Inventory") and a daily production schedule for the next thirty (30) days ("Daily Production Schedule") setting forth daily production to meet Mobil's Monthly Requirements. Examples of the Weekly Inventory and Daily Production Schedule are attached hereto as Schedules 5 and 6, respectively.

                           ARTICLE IV

                     SCHEDULING PROCEDURES

4.1 Marine Provisions. Commencing on the Effective Date, by Wednesday of each week, Mobil shall deliver to Valero a forecast of Wharf liftings and receipts for the next thirty (30) days ("Lubricant Marine Schedule"). The Lubricant Marine Schedule shall include a detailed schedule for marine vessel liftings and receipts to meet Mobil's Base Oil Requirements and liftings to meet Valero's Production. Mobil shall nominate a preliminary three (3) day window approximately thirty (30) days prior to the scheduled lifting or receipt date. Valero shall accept or reject the nomination within five (5) days. Mobil shall nominate an exact three (3) day window five (5) days prior to the scheduled lifting or receipt date, shall provide Valero the name of the inspector to be used and the vessel details for the marine vessel and shall arrange for the marine vessel equipment required to be used. Valero shall accept the nomination the next day. Any changes to the marine vessel lifting schedule, including the date, time, volume, marine vessel details and inspector, may be made at any time if agreed by Mobil and Valero. To the extent there is a scheduling conflict, Mobil and Valero shall use their best efforts to resolve the conflict with the understanding that Valero must meet its obligations as set forth in Sections 2.2 and 3.4. Valero shall make the Wharf available during the three (3) day lifting window. To the extent there is no conflict with any of the provisions of this Agreement, the terms of Mobil's Marine Provisions for Inland/Coastwise Barges & Tankers, which are attached to and incorporated into this Agreement as Exhibit C, shall apply to liftings of Lubricant Base Oils at the Wharf. An example of the Lubricant Marine Schedule is attached hereto as Schedule 7.

4.2 Daily LOBP Base Oil Transfer Schedule. Commencing on the Effective Date, by 6:00 AM each day, Mobil shall deliver to Valero Mobil's daily LOBP Lubricant Base Oil transfer schedule, by Stock, for the Lubricant Base Oils, including Inhauls, to be delivered to the LOBP in the twenty four (24) hour period commencing at 6:00 AM that day ("Daily LOBP Base Oil Transfer Schedule"). Valero shall enable the pumps to allow the LOBP to pump the Lubricant Base Oils. An example of the Daily LOBP Base Oil Transfer Schedule is attached hereto as Schedule 8.

4.3 Schedule Changes. If, due to limited availability or unavailability of the Wharf or the dedicated Lubricant Base Oils pipeline system or due to significant fluctuations in Mobil's Base Oil Requirements, it is necessary to make changes in Lubricant Base Oils production, or delivery methods, times and volumes, the Parties shall negotiate and agree to such changes. The Parties shall continually communicate with each other with respect to the need for such changes, as they become aware of them, and will exercise good faith efforts to agree to needed changes and modifications without undue hardship to either Party.

                           ARTICLE V

                             PRICE

5.1 Price Structure. The price for Mobil's Base Oil Requirements and Valero's Production shall be determined monthly in accordance with Exhibit D which is market based.

5.2 Non-Standard Product Price. The Parties may agree to the specifications, production and delivery of a product which is not listed on Exhibit A ("Non-Standard Product"). The Parties shall agree the price and volume for such Non-Standard Product prior to its production at the Refinery.

5.3 Review of Pricing Methodology. The pricing methodology contained in Exhibit D is subject to review by Mobil and Valero if either Party believes there is a significant change in the Lubricant Base Oils market, provided, however, such reviews shall be no more frequent than one (1) per year. If the Parties should fail to reach agreement with respect to a new price structure or price reference within sixty (60) days from the commencement of negotiations with respect thereto, either Party may submit such question for resolution by a independent Expert pursuant to Section 12.3. If any such question is submitted to an Expert for resolution, the existing price structure or price reference shall, unless otherwise agreed by the Parties, remain in effect until such question is resolved by the Expert. The decision of the Expert with respect to any dispute under this Section 5.3 shall be retroactive to the date upon which the question was submitted to such Expert and, within ten (10) days of the receipt of any such decision, an adjusting payment shall be made by Valero or Mobil, as the case may be.

                           ARTICLE VI

     REDUCTION OF VOLUMES, CAPITAL PROJECTS AND CRUDE OILS

6.1 Reduction Of Volumes. Other than for the reasons set forth in Article X, if the Parties agree, or if they fail to agree an Expert determines, that Valero would be Substantially Economically Disadvantaged by producing Mobil's Base Oil Requirements and Valero's Committed Production, the volume of Mobil's Base Oil Requirements and Valero's Committed Production which Valero is obligated to produce shall be reduced by the minimum volume necessary to eliminate the Substantial Economic Disadvantage. Prior to any reduction in the production of Mobil's Base Oil Requirements and Valero's Committed Production due to a Substantial Economic Disadvantage, Valero shall give Mobil at least ninety (90) days written notice of the potential Substantial Economic Disadvantage, including its impact on production. Mobil shall respond in writing to Valero's notice within thirty (30) days of receipt of such notice stating Mobil's agreement and disagreements with such notice. After any reduction in the production of Mobil's Base Oil Requirements and Valero's Committed Production due to a Substantial Economic Disadvantage, with respect to the remaining volume of Lubricant Base Oils produced at the Refinery, Valero shall be obligated to produce and deliver to Mobil, as a first priority, those Stocks as determined by Mobil, provided however, that the mix of Stocks requested by Mobil does not perpetuate the Substantial Economic Disadvantage. Notwithstanding the foregoing, this Section 6.1 shall in no way relieve Valero of its obligation in Section 2.2 to provide terminalling in accordance with Exhibit I. To the extent there is any dispute with respect to this Section 6.1, Valero shall produce Mobil's Base Oil Requirements and Valero's Committed Production until the earlier of ninety (90) days or until the dispute is finally settled, whether by agreement or Expert. The Parties agree that arbitration shall not be used to resolve any disputes under this
Section 6.1.

6.2 Capital Projects. If, due to changes in Exhibit B, Valero would be obligated to make a capital expenditure in excess of one million dollars ($1,000,000) to meet Mobil's Base Oil Requirements, Valero and Mobil shall meet and mutually determine the best course of action, including whether to make such capital expenditure, provided however, Valero shall not be obligated to meet that volume of Mobil's Base Oil Requirements which requires such capital expenditure, prior to such capital expenditure. In no event shall Valero be obligated to incur a capital expenditure due to changes in Exhibit B in excess of one million dollars ($1,000,000) to meet Mobil's Base Oil Requirements.

6.3 Additions To Mobil Approved Crude Oils. Exhibit E sets forth the Mobil Approved Crude Oils. Either Valero or Mobil may add crude oils to Exhibit E by following the Mobil Lube Crude Qualification Procedure attached hereto as Exhibit G. The Party adding the crude oil or requesting the recertification of a Mobil Approved Crude Oil shall be responsible for all costs associated with the procedure set forth on Exhibit G.

6.4 Arab Light Crude Oil. If Arab Light crude oil is no longer available in the market place, or the supply of Arab Light crude oil in the market place is significantly reduced, the Parties shall meet, in good faith, to amend this Agreement to reflect changes attributable to processing alternate crude oils, while minimizing the economic impact to both Parties. In no event shall this Agreement terminate due to the unavailability of Arab Light crude oil. If the Parties can not agree, the matter shall be referred to an Expert.

     6.4.1 Mobil's Lubricant Crude Oil Supply Contract. If Mobil does not make Arab Light crude oil available and is in breach of the Lubricant Crude Supply Contract between Mobil and Valero (the "Crude Supply Contract"), Valero shall use all reasonable efforts to put in place an alternate source of supply of Lubricant crude oil. In addition, Valero shall be relieved of its obligations hereunder but only for the limited time period and to the extent necessary for Valero to put in place an alternate source of supply of Lubricant crude oil.

     6.4.2 Allocation of Arab Light Crude Oil. If Mobil supplies less than an average of one hundred (100) MBPD of Arab Light crude oil pursuant to the Crude Supply Contract for any reason other than Section 6.4.1, the Parties shall meet, in good faith, to amend this Agreement, if necessary, to reflect changes attributable to processing alternate crude oils, while minimizing the economic impact to both Parties. If the Parties cannot agree, the matter shall be referred to an Expert. In no event shall this Agreement terminate due to the unavailability of Arab Light crude oil.

6.5       Intentionally Omitted.

                          ARTICLE VII

                            PAYMENT

7.1 Invoicing. No later than the fifth (5th) day following the end of each month, Valero shall submit to Mobil an invoice for the Lubricant Base Oils delivered to Mobil at the LOBP and the Wharf during such month, together with payment instructions therefor (the "Invoice"). Each Invoice shall be prepared using the information set forth in the relevant Bill of Lading or meter ticket and shall contain such other information relating to the calculation of the price for such Lubricant Base Oils as Mobil may reasonably request.

7.2 Payment. Payment for the Lubricant Base Oils delivered hereunder shall be made by Mobil to Valero no later than the fifteenth (15th) day of each month (the "Due Date"). All payments hereunder shall be made in U.S. dollars, by means of a wire transfer of immediately available funds or through the Automated Clearing House (ACH), to the account designated by Valero in the relevant Invoice and, except to the extent required by applicable law and in accordance with Section 7.4, without any discount, allowance, set-off, retention or deduction.

7.3  Late Payments.   If any payment due hereunder is not made in full on or
prior to the Due Date, any unpaid amount shall attract interest at LIBOR plus three (3) percent, compounded annually, from (and including) the Due Date to (but excluding) the date paid. To the extent interest is due on any payment, the Party to whom the interest is owed shall invoice the Party who owes the interest, within ninety (90) days of the Due Date for such payment, or the interest shall be waived.

7.4 Disputed Invoices. In the event Mobil disagrees with any Invoice, it shall pay the undisputed portion of the Invoice and immediately notify Valero of the reasons for the dispute. The Parties shall endeavor to resolve the dispute within thirty days. Failing resolution, the matter shall be referred to an Expert for determination in accordance with Section 12.3. Promptly after resolution of any dispute, the amount of any overpayment or underpayment shall be paid to Mobil or Valero, as applicable, together with interest thereon at LIBOR plus three (3) percent.

7.5 Other Payments. Any other payment due from one Party to the other Party shall be made within thirty (30) days of the demand for such payment. In the event a Party disputes the demand for payment, the Parties shall endeavor to resolve the dispute within thirty days. Failing resolution, the matter shall be referred to arbitration or an Expert, as applicable, for determination in accordance with Section 12.3. Promptly after resolution of any dispute, the amount of any overpayment or underpayment shall be paid to Mobil or Valero, as applicable, together with interest thereon at LIBOR plus three (3) percent.

                          ARTICLE VIII

        WARRANTY, QUANTITY AND QUALITY DETERMINATIONS,
        OFF-SPEC PRODUCT OFF-SPEC INHAULS AND LIABILITY

8.1 Industry Certifications. The Parties acknowledge that the industry certifications for Lubricant Base Oils will be changed from time to time by the major equipment manufacturers, industry standards groups and trade associations. The Parties agree that Mobil will update Exhibit B from time to time to comply with the current industry certifications. Valero shall ensure that each Lubricant Base Oil is certified by either Mobil's laboratories or a third party's laboratories to meet Exhibit B. A Lubricant Base Oil shall be deemed certified if the Lubricant Base Oil meets the certification using market general additive packages of at least two additive suppliers. The Parties agree that an update of Exhibit B could require a change in the specifications set forth on Exhibit A, and Mobil and Valero shall agree any change to the specifications of a Stock set forth on Exhibit A. If the Parties do not agree to a specification change to a Stock set forth on Exhibit A, Mobil shall have the right to add a new Stock to Exhibit A. Valero shall not be obligated to produce such new Stock until a price is agreed, provided however, subject to Section 2.3, Mobil shall have the right to Inhaul such new Stock. Nothing herein shall be construed as allowing either Party to remove a Stock from Exhibit A. Valero acknowledges that the processes and catalyst fills are integral in maintaining the specifications on Exhibit A and the certifications on Exhibit B. If as a result of any updated Exhibit A or Exhibit B Valero is required to make a processing change, Valero agrees to make any processing changes in accordance with Mobil Base Oil Processing Sequence, Technology, and Change Procedure which is attached hereto as Exhibit H.

8.2 Warranty. Valero hereby warrants that the Lubricant Base Oils delivered pursuant to this Agreement will meet the specifications set forth on Exhibit A and certifications set forth on Exhibit B. Valero further warrants, that it will convey good title to all Lubricant Base Oils sold hereunder and that such Lubricant Base Oils will be delivered to Mobil free and clear of any lien, encumbrance or security interest. Valero further warrants, until the fifth anniversary of the Effective Date, to its knowledge, and, after the fifth anniversary, without such knowledge qualification, that, at the time of delivery, all Lubricant Base Oils produced by Valero and delivered to Mobil shall be free and clear of any infringement or claim of infringement of any third party U.S. patent, trademark, copyright or, to its knowledge, trade secret rights (other than any infringement claims that might be brought as a consequence of Valero's use, in accordance with the terms of the Intellectual Property License Agreement, of Mobil Proprietary Technology (as defined in the Intellectual Property License Agreement referred to in the Asset Sale and Purchase Agreement.)). THE PRECEDING SENTENCE IS VALERO'S SOLE AND EXCLUSIVE WARRANTY FOR ANY INFRINGEMENT OR CLAIM OF INFRINGEMENT OF ANY THIRD PARTY U.S. PATENT, TRADEMARK, COPYRIGHT OR TRADE SECRET RIGHTS. In the event that Valero reasonably believes that any Lubricant Base Oils meeting the specifications set forth on Exhibits A infringe, at the time of delivery, on the rights of any third party U.S. patent, trademark, copyright or trade secret rights, Valero shall notify Mobil and Mobil shall not be obligated to take delivery of any such Lubricant Base Oils. The Parties shall meet to determine any appropriate actions while minimizing both the economic and legal ramifications to both Parties, provided however, Valero shall not be obligated to produce such Lubricant Base Oils that infringes, at the time of delivery, on the rights of any third party U.S. patent, trademark, copyright or trade secret rights. In the event that the Parties modify the specifications so that there is no claim of infringement, at the time of delivery, on the rights of any third party U.S. patent, trademark, copyright or trade secret rights, the Lubricant Base Oils produced to meet the modified specification will not be deemed to be Off-Spec Product for purposes of this Agreement (unless the Lubricant Base Oils does not meet the modified specification) nor will delivery of the Lubricant Base Oils meeting the modified specification be treated as an Under-Delivery of the Lubricant Base Oils meeting the original specification.

8.3 Disclaimer EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 8.2, VALERO MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE LUBRICANT BASE OILS SOLD HEREUNDER, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.4 Quality Determinations. Valero agrees that the Lubricant Base Oils delivered hereunder to meet Mobil's Base Oil Requirements shall be Straight Cut Lubricant Base Oils (except Stock 6329) produced from crude oils on the then current list of Mobil Approved Crude Oils. Valero agrees to maintain quality procedures consistent with Mobil maintaining a QS-9000 certification at the LOBP. Valero shall provide a Certificate of Analysis for each shipment of Lubricant Base Oils. For deliveries through the dedicated Lubricant Base Oils pipeline system, Valero shall provide a Certificate of Analysis for each batch of Lubricant Base Oils. If a Lubricant Base Oils delivery tank consists of more than one batch of previously certified batches, the tanks shall be recertified utilizing top, middle and bottom samples. Mobil may utilize an independent inspector to verify the quality of products loaded onto marine vessels. The independent inspector shall inspect the marine vessel's shipping compartments and verify that they are free and clean of potential contaminants and shall verify the quality of the Lubricant Base Oil before and during loading. The results of the independent inspector, with respect to quality, shall be final and binding on the Parties. The cost of the independent inspector shall be paid by Mobil. Mobil may utilize an independent inspector to verify the quality of products produced at the Refinery and delivered through the dedicated Lubricant Base Oils pipeline system, the cost of the inspection shall be paid by Mobil, unless the Parties dispute the quality of the products, in which case the costs shall be divided equally between Mobil and Valero. Valero shall be responsible for ensuring that the dedicated Lubricant Base Oils pipeline system is clean, up to the title/custody transfer point, for each Stock of Lubricant Base Oils delivered to the LOBP. Mobil shall have the right to be present at any test or inspection conducted under this Section 8.4.

8.5 Semi-Annual Quality Review Meetings. Commencing six (6) months after the Effective Date and once every six (6) months thereafter, Valero shall meet with Mobil and provide documentation to Mobil in accordance with Exhibit K for the purpose of determining whether Valero has met the requirements set forth in Exhibits A, E, G and H.

8.6  Quantity Determinations.

     8.6.1 Wharf Quantities. The quantity of Lubricant Base Oils delivered by Valero to Mobil at the Wharf shall be determined at the shore tank gauge, provided it is static. If the shore tank is not static then the measurement shall be made at the marine vessel gauge. All gauging shall be done by an independent inspector jointly selected by the Parties. Absent manifest error such inspector's determination shall be final and binding on the Parties.

     8.6.2 LOBP Quantities. The quantity of Lubricant Base Oils delivered by Valero to Mobil at the LOBP shall be determined by meter readings at the custody meters located at the LOBP, or, if no custody meter is available, in accordance with Exhibit F. Calculations from the meter readings for determining such quantities shall conform to the procedures set out below.

     8.6.3 Meters. Mobil agrees to maintain and calibrate all its meters and associated equipment in accordance with the latest edition of API Manual of Petroleum Measurement Standards Chapters 4, 5, 6, 12. Custody pipeline meters shall be calibrated at least monthly. Mobil shall provide twenty-four
(24) hours notice to Valero of the date and time of such calibration tests. Valero shall be entitled to have representatives present to witness such tests and to verify Mobil's calibrations. Mobil shall retain the records of such calibrations for one year and make such records available to Valero at their written request. Additional calibrations may be requested by Valero at their expense. If any test shows that the metering equipment is in error so that the total measurement error does not exceed one quarter of one percent (0.25%), previous readings of such equipment will be considered as correct and no adjustment shall occur unless the cumulative error, from the time the meter was last taken out of service and repaired, exceeds one half of one percent (0.50%) and in that event such meter shall be taken out of service and repaired to correct for the error. If any test shows that the change in error from the last calibration of any pipeline meter exceed one quarter of one percent (0.25%) such pipeline meter shall be taken out of service at once and repaired, and the previous readings from such equipment and the resulting invoices will be corrected for any prior period of inaccuracy which is definitely known or agreed upon. In case such period is not definitely known or agreed upon, such correction will be for a period covering the last half of the time elapsed since the date of the last equipment test, not exceeding, in any case, fifteen (15) days.

     8.6.4 Out of Service Meters. If for any reason any meter utilized hereunder is out of service so that the quantity of Lubricant Base Oils delivered through the meter cannot be ascertained, the quantity of Lubricant Base Oils so delivered during the period the meter is out of service will be estimated and agreed upon by Valero and Mobil upon the basis of the best available data using, in order of preference, the following methods:

          (a)  By using Exhibit F;

          (b)  By using static Refinery tank measurement;

          (c) By using any measuring equipment which Mobil may have installed if operating properly;

          (d) By using any check-measuring equipment of Valero, if installed and operating properly; or

          (e) By using any recognized independent oil Expert as agreed by the Parties. The decision of the Expert shall be final, conclusive and binding on the Parties.

8.7 Valero's Off-Spec Product. If Valero delivers Lubricant Base Oils pursuant to this Agreement which do not meet the specifications and certifications applicable to such Lubricant Base Oil (an "Off Spec Product"), the following provisions apply:

     8.7.1 Notification. Upon discovery by Mobil or Valero that an Off-Spec Product was delivered by Valero, such discovery will be communicated to Mobil or Valero within one hour of discovery and Valero shall determine whether Mobil should:

          (i)  return the Off-Spec Product for re-processing, or

          (ii) sell or dispose of the Off-Spec Product on Valero's behalf.

     8.7.2 Costs. For returning Off-Spec Product, in addition to the damages that may be available pursuant to Section 9.2, Valero shall reimburse Mobil for the costs for returning the Off- Spec Product from the LOBP, from marine vessels at the Wharves and from rail cars at the LOBP or the Refinery, any government fines received as a result of the Off-Spec Product, and any costs incurred in replacing the Off-Spec Product. Mobil shall provide to Valero documentation for all such costs.

     8.7.3     Credit.   If so directed by Valero, Mobil shall sell the
Off-Spec Product on behalf of Valero at the best price that Mobil can obtain. Mobil shall remit to Valero the proceeds, if any, from such sale or disposal, after deducting damages and the costs of the sale or disposal. In addition, Valero shall issue a credit to Mobil for the amount which Mobil had paid for the Off-Spec Product. Mobil shall provide to Valero documentation of the sale price and of Mobil's damages and costs.

     8.7.4 Additional Costs. In addition to the foregoing and the rights of Mobil under Section 9.2, Valero shall reimburse Mobil for any costs incurred to recall and recover any Off-Spec Product from the LOBP, including costs incurred cleaning any tanks at the LOBP and any other equipment at the LOBP contaminated with Off-Spec Product and the cost of replacing any product at the LOBP contaminated by the Off-Spec Product. Mobil shall provide to Valero documentation for all such costs.

     8.7.5     Mis-Deliveries.   If Valero delivers a specific Lubricant Base
Oil that meets the specifications for a Lubricant Base Oil or the specifications agreed to in advance by the Parties for a Non-Standard Product, but the applicable Monthly Requirements requires a different type of Lubricant Base Oil with a different specification, it is a "Mis-Delivery." In the event of a Mis- Delivery, Mobil shall be entitled to the costs and credit as calculated in Sections 8.7.2 and 8.7.3 and 8.7.4.

8.8 Waiver for Off-Spec Product. Notwithstanding the foregoing, Section 8.7 shall not be construed to limit or prevent Mobil from waiving the specifications or from reaching a price adjustment with Valero for taking delivery of any Off-Spec Product, provided that such waiver or price adjustment is in writing.

8.9 Off-Spec Inhauls. If Mobil Inhauls Lubricant Base Oils pursuant to this Agreement which do not meet the specifications and certifications applicable to such Lubricant Base Oil (an "Off Spec Inhaul"), the following provisions apply:

     8.9.1 Notification. Upon discovery by Mobil or Valero of an Off-Spec Inhaul, such discovery will be communicated to Mobil or Valero within one hour of discovery and Mobil shall determine whether Valero should:

          (i)       return the Off-Spec Inhaul for re-processing,

          (ii) blending in another product so that the Off-Spec Inhaul meets the applicable specification, or

          (iii)     reprocess the Off-Spec Inhaul into alternate products.

     8.9.2 Costs. Mobil shall reimburse Valero for the costs for returning or blending the Off-Spec Inhaul, any government fines received as a result of the Off-Spec Inhaul, any costs incurred cleaning any tanks and any other equipment contaminated with the Off-Spec Inhaul, and the cost of replacing any product contaminated by the Off-Spec Inhaul. Valero shall provide to Mobil documentation for all such costs.

     8.9.3     Credit.    If the Off-Spec Inhaul is reprocessed into alternate
products (i) the reprocessed products shall be delivered to Mobil and Mobil shall pay to Valero its documented costs of reprocessing, or (ii) at Valero's option, Valero and Mobil shall agree to the price for such Off-Spec Inhaul, based upon its use, and Valero shall pay to Mobil such price.

8.10 Waiver for Off-Spec Inhauls.  Notwithstanding anything to the contrary,
Section 8.8 shall not be construed to limit or prevent Valero from waiving the specifications and taking delivery of an Off-Spec Inhaul provided that such waiver is in writing.

                           ARTICLE IX

    TRANSFER OF TITLE, RISK OF LOSS  AND INCORRECT DELIVERY

9.1 Transfer of Title. Title and risk of loss for the Lubricant Base Oils shall transfer as follows:

     (i) for Wharf deliveries, title and risk of loss shall pass from Valero to Mobil as the Lubricant Base Oils passes the inlet flange of Mobil's designated marine vessel.

     (ii) for LOBP deliveries, title and risk of loss shall pass from Valero to Mobil as the Lubricant Base Oils passes the custody transfer meter located at the LOBP.

9.2 Under-Deliveries. Unless subsequently agreed by the Parties for either a specific delivery or any group of deliveries:

     9.2.1 LOBP Deliveries: If, during a Monthly Requirements period, Valero delivers, or has available for delivery, on a daily basis less than ninety percent (90%) of the prorata volume of any Stock of Lubricant Base Oil required to be delivered during such Monthly Requirements period, it is an "Under-Delivery." (For purposes of this Section, prorata volume shall mean on the x day of a thirty day month Valero must have made available to the LOBP for lifting x/30 of each Stock of Lubricant Base Oil in the Monthly Requirements). The amount of the Under-Delivery for any Monthly Requirements period shall be equal to the maximum difference between one hundred percent (100%) of the volume required to be made available on any day in the month and the volume actually delivered on any day in which there was an Under-delivery. Valero shall compensate and reimburse Mobil for fifty percent (50%) of its documented actual out of pocket costs, including all costs associated with replacing the Stock, provided that Mobil's documented actual out of pocket costs do not exceed eight (8) cents per Gallon for each Gallon of the
Under-Delivery.   In addition, Valero shall provide Mobil, at Mobil's option, immediate access to the Refinery to Inhaul the volume of the Under-Delivery.

     9.2.2 Wharf Deliveries: If, during a three day lifting window, Valero delivers, or has available for delivery, less than ninety percent (90%) of the volume of any Stock of Lubricant Base Oil required to be delivered during such lifting window, it is an Under-Delivery. The amount of the Under-Delivery shall be equal to the difference between one hundred percent (100%) of the volume specified for lifting in such three day lifting window and the volume actually delivered during such three day lifting window. Valero shall compensate and reimburse Mobil for fifty percent (50%) of its documented actual out of pocket costs, including all costs associated with replacing the Stock, provided that Mobil's documented actual out of pocket costs do not exceed eight (8) cents per Gallon for each Gallon of the Under-Delivery.

9.3 Waiver of Under-Deliveries. Nothing in Section 9.2 shall be construed to limit or prevent Mobil from waiving its rights relating to Under-Deliveries.

9.4 Physically Unable. During any period when the Refinery is Physically Unable of producing Mobil's Base Oil Requirements and Valero's Committed Production, Valero shall use reasonable efforts to manage its inventory of Lubricant Base Oils to meet Mobil's Base Oil Requirements and Valero's Committed Production. The provisions of Section 9.2 shall apply for thirty
(30) days after Mobil receives notice of any unplanned outage and the Cumulative Unplanned Outage Hurdle has been met. For purposes of this Section, unplanned outage shall mean any outage that is not scheduled, or is scheduled for less than three (3) months in the Monthly Production Plan. The provisions of Section 9.2 shall not apply to any planned production shortage of Lubricant Base Oils during the period of any scheduled downtime, or to any unplanned outages prior to Valero meeting the Cumulative Unplanned Outage Hurdle. For purposes of this Section, scheduled downtime shall mean downtimes that were scheduled for at least three (3) months in the Monthly Production Plan. During any period when the Refinery is Physically Unable of producing Mobil's Base Oil Requirements, Valero shall use reasonable efforts to keep Mobil informed of the extent and duration of the outage.

                           ARTICLE X

                         FORCE MAJEURE

10.1 Excuse from Obligations; Definition.   No failure, delay or omission by a
Party to fulfill any of its obligations under this Agreement (other than the obligation to make payments when due) shall give rise to any claim against such Party or be deemed to be a breach of this Agreement if and to the extent that such failure, delay or omission arises from any of the following (each an "Event of Force Majeure"): strikes, boycotts, lockouts and other labor or employment difficulties, earthquakes, tremors, landslides, avalanches, floods, hurricanes, tornadoes, storms, other natural phenomena or calamities, epidemics, quarantines, wars (declared or undeclared), hostilities, guerrilla activities, terrorist acts, riots, insurrections, civil disturbances, acts of sabotage, blockades, embargoes, third party power outages or acts of state or any governmental body or any order, judgment, ruling, decision or other act or failure to act, of any governmental, civil or military authority which directly affects such Party's ability to perform its obligations hereunder.

10.2 Notice. If a Party cannot perform any obligation under this Agreement because of an Event of Force Majeure, such Party shall notify the other Party in writing as promptly as possible giving the reason for non-performance, the particulars of the Event of Force Majeure and the obligation affected thereby. Any obligation of a Party shall be temporarily suspended during the period in which such Party is unable to perform by reason of an Event of Force Majeure, but only to the extent of such inability to perform. The obligations of the Parties to perform as provided by this Agreement through facilities not affected by the Event of Force Majeure shall continue. The Party affected by an Event of Force Majeure will notify the other Party as soon as such Event has been removed and no longer prevents the performance by the affected Party of its obligations, and the affected Party shall promptly thereafter resume full performance of its obligations under this Agreement.

10.3 Duty To Mitigate. In the event that a Party is affected by an Event of Force Majeure, it shall use reasonable efforts to mitigate the effects of such Event of Force Majeure on the performance of its obligations hereunder. Valero's duty to mitigate the effects of an Event of Force Majeure shall be subject to Section 2.2. To the extent that Valero is unable to perform its obligations hereunder as a result of an Event of Force Majeure, Mobil shall have the right to Inhaul Lubricant Base Oils, and, to the extent not affected by the Event of Force Majeure, use the Refinery to store and transport Lubricant Base Oils needed to replace those volumes Valero is unable to supply. If an Event of Force Majeure continues for more than sixty (60) days, the Parties shall meet to review the situation and its implications for the Parties' obligations under this Agreement and to discuss the appropriate course of action under the circumstances. If, as a result of an Event of Force Majeure, Valero is unable to produce all Stocks of Lubricant Base Oils, Mobil shall determine which Stocks of Lubricant Base Oils shall be produced. In no event shall Valero have a duty to Inhaul Lubricant Base Oils.

10.4 Sales Allocation. The Parties agree that if for any reason Valero is unable to fulfill its obligations due to an Event of Force Majeure, Mobil shall be given priority to all the Lubricant Base Oils available so that Mobil can meet Mobil's Base Oil Requirements.

10.5 No Make Up Volumes. Valero shall not be obligated to make up any quantities of Lubricant Base Oils it does not deliver hereunder as a result of Force Majeure. Mobil shall not be obligated to make up any quantities of Lubricant Base Oils it does not receive hereunder as a result of Force Majeure.

                           ARTICLE XI

                        CONFIDENTIALITY

11.1 No Disclosures Each Party shall treat the contents of this Agreement and the transactions contemplated hereby as proprietary and confidential and shall make no disclosures with respect to such matters without the express written consent of the other Party. A Party may make disclosures to the extent they are required by applicable law provided the disclosing Party provides the non disclosing Party with as much notice as possible, and shall take all reasonable steps to preserve confidentiality as permitted by law. A Party may also make disclosures to its Affiliates or its professional representatives or consultants if such Affiliate, professional representative or consultant, as the case may be, agrees in writing to treat the disclosed information as proprietary and confidential.

                          ARTICLE XII

                     RESOLUTION OF DISPUTES

12.1 Arbitration. Except as provided in Sections 12.2 and 12.3, any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement, including any claim based in contract, tort, statute or constitution, shall be settled exclusively and finally by arbitration. The arbitration shall be conducted and finally settled by three (3) arbitrators in New York, NY, in accordance with the then- existing Rules for Complex Arbitration of the American Arbitration Association (the "Rules"), and any Judgment rendered by the arbitrators shall be final, binding and unappealable, and Judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the then-existing Federal Rules of Civil Procedure and the then-existing Rules 46 and 47 of the Civil Rules for the United States District Court for the Southern District of New York shall apply to any arbitration. Mobil and Valero shall each select one such arbitrator, and the two arbitrators so selected shall select the third arbitrator. Each arbitrator shall sign an oath agreeing to be bound by the Code of Ethics for Arbitrators in Commercial Disputes promulgated by the AAA for Neutral Arbitrators. It is the intent of the Parties to avoid the appearance of impropriety due to bias or partiality on the part of any arbitrator. Prior to each arbitrator's formal appointment, such arbitrator shall disclose to the Parties and the other arbitrators any financial, fiduciary, kinship or other relationship between such arbitrator and any Party or its counsel, or between such arbitrator and any individual or entity with any financial, fiduciary, kinship or other relationship with any Party. For the purpose of this Agreement, "appearance of impropriety" shall be defined as such relationship or behavior as would cause a reasonable person to believe that bias or partiality on the part of the arbitrator may exist in favor of any Party. Any award or portion thereof, whether preliminary or final, shall be in a written opinion containing findings of fact and conclusions of law signed by each arbitrator. The arbitrators shall hear and determine any preliminary issue of law asserted by a Party to be dispositive of any claim or for summary judgment, pursuant to such terms and procedures as the arbitrators deem appropriate. It is the intent of the Parties that, barring extraordinary circumstances, any arbitration hearing shall be concluded within two months of the date the statement of claim is received by the American Arbitration Association. The arbitrators shall use their best efforts to issue the final award or awards within a period of 30 days after closure of the proceedings. Failure to do so shall not be a basis for challenging the award. The Parties and the arbitrators shall treat all aspects of the arbitration proceedings, including discovery, testimony, and other evidence, briefs and the award, as strictly confidential. The Parties intend that the provisions to arbitrate set forth in this Agreement be valid, enforceable and irrevocable. In their award the arbitrators shall allocate, in their discretion, among the Parties to the arbitration all costs of the arbitration, including the fees and expenses of the arbitrators and reasonable attorneys' fees, costs and expert witness expense of the Parties. The undersigned agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a Judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief (subject to the limitation on consequential damages in Section 13.6).

12.2 Equitable Relief. Notwithstanding any other provision of this Agreement, it is understood and agreed that in the case of any breach by Valero of Section 2.2 the arbitration procedures may not be adequate to provide injunctive relief which is required on an accelerated or expedited basis to prevent Mobil from suffering harm. Accordingly, Valero agrees that in such instances Mobil, shall be entitled to preliminary equitable relief. Further, if Mobil has a claim for specific performance or other injunctive relief, and pursuant to Section 12.1 the arbitrators are not impaneled for thirty (30) days, Mobil shall be entitled to seek relief in the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of a breach of Section 2.2 of this Agreement, or any transaction contemplated thereby. Each of the Parties hereto agrees to commence the action, suit or proceeding relating thereto either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth below shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of Section 2.2, or the transactions contemplated thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.3 Expert Proceedings.   Notwithstanding the foregoing, any dispute arising
out of or concerning Articles IV, V, VIII and IX hereof and any dispute which the Parties agree shall be settled by an Expert, shall be exclusively and finally settled by a single Expert unanimously selected by the Parties or, failing such a selection, appointed by the President of the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules for Expertise of the International Chamber of Commerce. Mobil and Valero shall provide the single Expert with a proposal with terms addressing and resolving all unresolved issues (a "Proposal"). The single Expert shall then choose one of the Proposals, and the new terms contained therein shall become final and binding upon the Parties.

     12.3.1 Qualifications. The Expert shall be a person suited by reasons of his qualifications, experience and expertise for the determination in question. Such Expert shall, unless otherwise agreed by the Parties, be appointed and act as an Expert and not as an arbitrator and the provisions relating to arbitration hereunder shall not apply to the Proceedings and determination.

     12.3.2 Notice. The reference to an Expert shall be initiated by one Party giving written notice to the other Party (the date on which such notice is given being hereinafter called the "Date of Reference") that it requires the matter in dispute to be referred to an Expert in accordance with the provisions of this Section 12.3.

     12.3.3 Time Frames. If the Parties can agree upon the Expert within ten (10) days of the Date of Reference, the matter in dispute shall thereupon be referred to such Expert. If the Parties cannot agree upon the Expert within the said period of ten (10) days, they will forthwith and in any event within fifteen (15) days of the Date of Reference ask the then President of the International Court of Arbitration of the International Chamber of Commerce to appoint an Expert and the matter in dispute shall thereupon be referred to the Expert appointed by the said President as soon thereafter as practicable in the circumstances. The Expert shall, unless otherwise agreed by the Parties, be required to make a determination and report in writing to the Parties within a period of thirty (30) days after its acceptance of the appointment, giving the reasons for its determination.

     12.3.4 Expert's Determination. The Expert's determination shall be final and binding on the Parties and not subject to appeal, to arbitration or court proceedings except in cases of fraud or manifest mistake of fact. The Expert may make such determination as shall be fair and reasonable and in accordance with this Agreement, and may award reasonable and incurred legal costs and other costs to any Party.

     12.3.5 Continuance of Agreement. Notwithstanding the fact that any matter in dispute between the Parties is to be referred, or has already been referred, to an Expert, the Parties shall continue to observe and perform their respective obligations and duties hereunder as if no such dispute has arisen.

     12.3.6 Confidentiality. The Parties and the Expert shall treat all aspects of the Expert proceedings as strictly confidential.

                          ARTICLE XIII

                         MISCELLANEOUS

13.1 Hazardous Warning Responsibilities. Valero shall provide Mobil with a Material Safety Data Sheet for any Lubricant Base Oils delivered hereunder. Each Party acknowledges that it is aware of hazards or risks in handling or using such Lubricant Base Oils. Valero and Mobil shall maintain compliance with all safety and health related governmental requirements concerning such Lubricant Base Oils and shall take steps as are reasonable and practicable to inform their employees, agents, contractors and customers of any hazards or risks associated with such Lubricant Base Oils, including but not limited to, dissemination of pertinent information contained in the Material Safety Data Sheet, as appropriate.

13.2 Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party, except that Mobil may assign this Agreement, in whole or in part, to an Affiliate without the consent of Valero. Valero may assign this Agreement to an Affiliate provided it provides to Mobil a parent company guarantee.

13.3 Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY,  AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF NEW YORK.

13.4 Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the waiver is in writing and is signed by the Party against whom it is sought to be enforced. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

13.5 Claims. Any quantity or quality claims by a Party with respect to a delivery hereunder shall be communicated in writing (together with all necessary supporting documentation) promptly after the basis for such claim is discovered, but in no event later than ninety (90) days from the date of such delivery. Any notice of claim or documentation received later than ninety
(90) days from the date of such delivery shall be considered time barred and the claim shall be deemed waived and any related liability extinguished.

13.6 No Consequential Damages.     Notwithstanding anything to the contrary
contained in this Agreement, in no event shall any Party be liable to the other Party for any incidental, indirect, special, punitive or consequential damages that such other Party may suffer.

13.7 Headings. The headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.8 Notices.   All notices, demands, instructions, waivers, consents or other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) when received, if personally delivered; (ii) when transmitted, if transmitted by telecopy or other electronic or digital transmission method, subject to the sender's facsimile machine receiving the correct answerback of the addressee and confirmation of uninterrupted transmission by a transmission report or the recipient confirming by telephone to the sender that the recipient has received the facsimile message, provided, however, that written confirmation thereof has been promptly sent by mail or hand delivered to the recipient following such telecopy or other electronic transmission; and (iii) upon receipt, if sent by certified or registered mail, return receipt requested or if sent by a recognized overnight delivery service; provided, that a notice given in accordance with this sentence but received on a non-working day or after business hours in the place of receipt will be deemed to be given on the next working day in that place. In each case notice shall be sent to the following addresses:

          (i)  if to Valero, to:

          Valero Marketing And Supply Company
          500 Dallas Street, Suite 3200
          Houston, Texas 77002
          Attention:  V.P. Marketing
          Facsimile: 713-393-5486

          (ii) if to Mobil, to:

          Mobil Oil Corporation
          3225 Gallows Road
          Fairfax, Virginia  22037
          Attention: General Manager, US Lubricant Marketing
          Facsimile:  703-849-2020

or to such other address as Mobil or Valero shall have specified by notice in writing in the manner specified in this Section. For purposes of Articles III and IV, any notices required pursuant to such Articles shall be sent, in the case of Mobil, to the Paulsboro Scheduler, at the address above and at facsimile number 703-849-3763, and in the case of Valero, to the Lubricant Base Oils Coordinator at the Refinery and at facsimile number 609-224-2050, or to such other address as Mobil or Valero shall have specified by notice in writing.

13.9 Entire Agreement. This Agreement, including the Exhibits hereto, which are hereby incorporated by reference, the Asset Sale and Purchase Agreement and the Related Agreements as defined therein, set forth the entire understanding and agreement between the Parties as to matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof and thereof. In the event that there is a conflict between this Agreement and the Exhibits hereto and any Related Agreements, the terms of this Agreement shall prevail.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

13.11 Taxes. Any and all taxes, fees, or other charges imposed or assessed by governmental or regulatory bodies, the taxable incident of which is the transfer of title or the delivery of the Lubricant Base Oils hereunder, or the receipt of payment therefore regardless of the character, method of calculation, or measure of the levy or assessment, shall be paid by the Party upon whom the tax, fee, or charge is imposed by law.

13.12 Compliance with Laws. During the performance of this Agreement, each Party shall comply with all laws, rules, regulations, ordinances and requirements of federal, state and local governmental or regulatory bodies which are applicable to this Agreement.

13.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Party or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to the other Party or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

13.14     Third-Party Rights.   This Agreement is for the sole benefits of the
Parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the Parties hereto and such assigns, any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

VALERO MARKETING AND SUPPLY     MOBIL OIL CORPORATION
     COMPANY

By:  /s/ S. Eugene Edwards       By: /s/ R.J. Kruep
Name: S. Eugene Edwards          Name:  R.J. Kruep
Title: Senior Vice President     Title:  Attorney-in-Fact